Exhibit 99.1

Whitney Information Network, Inc. Announces Reorganization

CAPE CORAL, FL, February 2, 2007 (BUSINESS WIRE) — Whitney Information Network, Inc. (OTCBB:RUSS), an international leader in the postsecondary education industry focused on educating individual investors in real estate and the financial markets, today announced that Ronald S. Simon, Executive Vice President, Secretary has been promoted to the position of Co-President and Chief Operating Officer, and Alfred R. Novas, Chief Financial Officer, has been promoted to the position of Co-President and Chief Financial Officer.

Mr. Russell A. Whitney, Founder, Chairman and Chief Executive Officer said, “Ron Simon has been instrumental in the growth of our Company since 1987, initially as a consultant and then as Chief Financial Officer when he joined us in 1998. He has an intimate knowledge of all facets of our operations and is the best choice to lead our operations as we position ourselves for continued growth.

“Al Novas crafted and implemented much needed upgrades within our finance organization. To support our growth, we need a leader of Al’s caliber to further strengthen our infrastructure, while overseeing the creation of a quality assurance function that demonstrates our commitment to the highest quality education experience for our students.”

Mr. Simon will have primary responsibility for the worldwide oversight of the operations of the Company, along with a renewed focus in real estate development.  Mr. Simon is a Certified Public Accountant and had his own practice until joining the Company as Chief Financial Officer in 1998. In 2002, he was appointed Executive Vice President. Mr. Simon holds a Bachelor of Science degree in accounting from the University of Illinois.

Mr. Novas will oversee the Company’s finance, strategic planning, business development, and quality assurance functions, ensuring strict adherence to the policies and procedures of the Company. He will also be responsible for the e-Business unit and information technology. Mr. Novas was previously President and Chief Executive Officer of Childtime Learning Centers, Inc. He has also held senior financial and executive positions with Burger King Corporation, The Pillsbury Company, and Pizza Hut, Inc. a former division of PepsiCo, Inc. Mr. Novas started his career with Touche Ross & Co. (now Deloitte & Touche LLP) and holds a Bachelor of Business Administration degree from the University of Notre Dame and a Master of Accounting from St. Thomas University.

About Whitney Information Network, Inc.:

Whitney Information Network, Inc. is a recognized leader postsecondary education. It is our mission to educate people on how to better their lives. We supply a growing line of products, training, and services in the areas of real estate investing, business development, financial investment, and asset protection — both nationally and internationally. We accomplish this by using cutting-edge teaching methods delivered through the most powerful distribution channels available. Through live classroom instruction, mentoring, personal phone coaching, online and on demand training, advising, and state-of-the-art software, we are able to help people reach their financial goals. Our students come to us seeking ways to gain financial independence and our instructors teach them solid fundamentals, combined with proven methods and applications.

Contact:	Whitney Information Network, Inc.
Alfred R. Novas, Co-President and Chief Financial Officer at (239) 540-6522

Source:	Whitney Information Network, Inc.